CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Forum Funds II and to the use of our report dated April 13, 2016 on the financial statements and financial highlights of NWS International Property Fund, a series of shares of beneficial interest in Forum Funds II.  Such financial statements and financial highlights appear in the February 29, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 22, 2016